EXHIBIT 10.4

                               September 04, 2007


Jonathan R. T. Lakey, Ph.D., M.S.M.
6370 Nancy Ridge Drive, Suite 112
San Diego, CA 92121

                  Re:  Employment Agreement (this "AGREEMENT")

Dear Dr. Lakey:

         MicroIslet Inc., a Nevada corporation (the "COMPANY"), is pleased to offer you employment as President and Chief Scientific Officer of the Company on the following terms:

         1. POSITION; EFFECTIVE DATE. As President and Chief Scientific Officer, you will report to the Chief Executive Officer and the Company's Board of Directors (the "BOARD"), and will perform the duties customarily associated with this position and such other duties assigned by the Board. The Company acknowledges that you currently live in Edmonton, Alberta Canada, and you and the Company agree that you will work from the Company's facilities in San Diego, California or travel on Company business at least sixty per cent (60%) of the business days of each month during the term of this Agreement. So long as you serve as President and Chief Scientific Officer, the Company will recommend to the Board's Nominating and Governance Committee, and to the Board, that you be included on management's slate of directors at each meeting of the stockholders of the Company at which directors are elected. Subject to the "Approved Commitments" set forth in paragraph 3.1 below, you agree to devote substantially all of your business time and attention to the business of the Company. This Agreement shall be effective as of September 04, 2007 (the "START DATE").

         2. COMPENSATION.

                  2.1 BASE SALARY AND ADJUSTMENTS. Your base salary will be at a rate of $250,000 per year (the "BASE SALARY"), less payroll deductions and required withholdings, paid according to the Company's regular payroll schedule and procedures.

                  2.2 EMPLOYEE BENEFITS. You shall be entitled to all benefits, including vacation, health and disability benefits, for which you are eligible under the terms and conditions of the standard Company benefit plans, which may be in effect from time to time and are provided by the Company to its senior executive level employees generally.

                  2.3 EXPENSES. The Company shall reimburse you for reasonable travel and other out-of-pocket expenses (including telephone, lodging and meals) upon submission of receipts, including by way of example your airline travel between San Diego and Edmonton. The Company will also pay you $2,900, according to the Company's regular payroll schedule and procedures, per calendar month (1) for maintaining a residence in San Diego away from your permanent residence in Edmonton, and (2) to reimburse your automobile expenses for a vehicle in San Diego. The Company shall deduct any required withholdings associated with such benefits from your regular payroll amounts in accordance with the applicable regulations of the Internal Revenue Service.

                  2.4 STOCK OPTION. You have been granted an option to purchase 400,000 shares of Common Stock of the Company (the "OPTION") under the Company's 2005 Equity Incentive Plan (the "EQUITY PLAN") pursuant to a Stock Option Agreement of even date herewith.

         3. NON-COMPETITION AND NON-SOLICITATION.

                  3.1 NON-COMPETITION. Except as permitted by the last sentence of this Paragraph 3, during the term of your employment by the Company and for a period of one year thereafter, you will not directly or indirectly, whether as an officer, director, stockholder, employee, advisor, manager, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that is engaged anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company without the prior consent of the Board; provided, however, that anything above to the contrary notwithstanding, you may own, as a passive investor, securities of any publicly-traded entity, so long as your holdings in any one such entity do not in the aggregate constitute more than one percent (1%) of the voting stock of such entity and securities of any non-publicly traded entity, so long as your holdings in any one such entity do not in the aggregate constitute more than five percent (5%) of the voting stock of such entity; and further provided, that the restrictions in this Paragraph 3 shall apply after your term of employment only to the extent the restricted actions would involve the use of the Company's trade secrets. For such purpose, the term "trade secrets" includes "Confidential Information" as that term is defined in your Confidentiality and Intellectual Property Agreement. If any restriction set forth in this paragraph is held to be unreasonable, then you agree, and hereby submit, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable under the law. Notwithstanding the above, the Company through the Board hereby gives its consent to allow you to remain on the Scientific Advisory Board for Normedex and Clinical Islet Transplant Group (CITG) (collectively, the "Approved Commitments"), in all cases subject to your continued fiduciary obligations to the Company and its stockholders. The Approved Commitments shall also include other civic or not-for-profit activities you many engage in so long as such activities do not interfere with the performance of your job duties.

                  3.2 NON-SOLICITATION. You will not, at any time during the term of this Agreement, or during the 24 months following termination of this Agreement, in any manner, directly or indirectly, alone or jointly, with or as an agent for, or as an employee of, any person, firm or corporation, employ, solicit or induce to leave any employee or independent consultant of the Company, or any former employee or independent consultant who was employed or retained by the Company within 24 months preceding such attempt to employ or solicit; provided, however, that this non-solicitation provision shall not prevent you from hiring any employee or independent consultant of the Company that you can demonstrate either (i) approached you independently without any prior direct or indirect solicitation or encouragement by you or on your part, or (ii) replied to a solicitation made to the general public without any direct or indirect solicitation or encouragement by you or on your part.

         4. COMPANY POLICIES; CONFIDENTIALITY AND INTELLECTUAL PROPERTY AGREEMENT; STOCKHOLDERS AGREEMENT. You agree to execute the Company's Confidentiality and Intellectual Property Agreement (the "CONFIDENTIALITY AGREEMENT") and to abide by the Company's rules, policies and procedures.

         5. TERM AND TERMINATION OF EMPLOYMENT.

                  5.1 AT-WILL EMPLOYMENT RELATIONSHIP. You and the Company each acknowledge that your employment with the Company is "at-will," as defined under applicable law, and that either party may terminate your employment with the Company at any time for any reason, and with or without Cause (as defined below) or notice. If your employment terminates for any reason, you will not be entitled to any payments, benefits, damages, award or compensation other than as expressly provided in this Agreement.

                  5.2 ACCEPTANCE AND TERMS OF EMPLOYMENT. The Company agrees to employ you and you agree to serve the Company on the terms and conditions set forth herein. Your employment with the Company will not be for any specific term and may be terminated by you or by the Company at any time, with or without cause and with not later than ninety (90) days prior you or the Company provides to the other notice in writing of an intention not to continue this Agreement. Upon notice your employment hereunder shall terminate on the close of business on the last day of the ninety (90) day notice.

                  5.3 TERMINATION. The term of your employment shall terminate earlier than as provided in Section 5.2 hereof upon the earliest to occur of:
(i) your voluntary resignation; (ii) termination by reason of your disability or death, or (iii) a termination by the Company with or without Cause.

                  5.4 VOLUNTARY TERMINATION. If you terminate your employment at any time you shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation through the date of termination and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. The continued vesting of the Option shall cease on the termination date, and your right to exercise any vested portion of the Option shall be governed by the terms of the Equity Plan and the corresponding stock option agreement.

                  5.5 TERMINATION FOR CAUSE, DEATH OR DISABILITY. If the Company terminates your employment at any time for Cause (as defined below) or if your employment is terminated by reason of your death or disability (defined as the inability, in the opinion of a qualified physician acceptable to the Company, to perform the requirements of your position with the Company because of any disease or condition for a continuous period of more than 90 days) your salary shall cease on the date of termination and you shall not be entitled to severance pay, pay in lieu of notice or any other such compensation other than payment of accrued salary and vacation through the date of termination and such other benefits as expressly required in such event by applicable law or the terms of applicable benefit plans. In the event of your death, payment of accrued salary and vacation, if any exists at time of termination, will be paid to your estate. The continued vesting of the Option shall cease on the termination date, and your right to exercise any vested portion of Option shall be governed by the terms of the Equity Plan and the corresponding stock option agreement.

                  5.6 SEVERANCE BENEFITS FOR TERMINATION WITHOUT CAUSE. If the Company terminates your employment without Cause (as defined below) before the termination of this Agreement pursuant to Section 5.2 of this Agreement, you will receive a lump sum severance payment (the "SEVERANCE PAYMENT") equal your Base Salary in effect as of such termination date multiplied by ninety (90) calendar days. The Severance Payment shall be paid within sixty (60) calendar days following any such termination; provided, however, that the Company's obligation to make the Severance Payment is expressly conditioned upon your execution and timely delivery, without revocation, of a full general release of claims (excluding claims for amounts payable under this Agreement), in form and substance reasonably satisfactory to the Company, against the Company and its officers, directors, employees and agents. Delivery of such general release shall not be considered timely, and the Severance Payment shall be extinguished, if not made by the later of (A) thirty (30) calendar days after your termination, or (B) twenty-one (21) days after your receipt of a form such general release to be executed.

                  5.7 TERMINATION FOR CAUSE. Notwithstanding any other provision contained in this Agreement, the Company may terminate this Agreement immediately, at any time, for Cause. For purposes of this Agreement, "CAUSE" shall mean:

                           (i) any willful breach or habitual neglect of your material duties (other than due to a disability or death) that you are required to perform under the terms of this Agreement or the Confidentiality Agreement;

                           (ii) your conviction for committing (A) a felony, (B) a fraud or act of dishonesty that results in material harm to the Company, (C) financial impropriety, or (D) an act of moral turpitude;

                           (iii) your knowing or deliberate violation of any requirement of the Sarbanes-Oxley Act of 2002 or other material provisions of the federal securities laws; or

                           (iv) your failure to obey the lawful and reasonable direction of the Board, or breach of any fiduciary duty owed by you to the Company or its shareholders, in such a way that has had or will have a direct, substantial and adverse effect on the business, finances or reputation of the Company.

                  Notwithstanding the foregoing, if there exist (without regard to this and the next succeeding sentence) events or conditions that constitute Cause under subsection (i) or (iv) above, the Board shall promptly notify you in writing of such events or conditions, in reasonable detail, including, where applicable and to the extent practicable, specific examples of acts, omissions, conduct, performance or other events or conditions which constitute Cause; provided that no notice shall be required with respect to events that constitute Cause under subsection (iv) above unless both a cure is reasonably probable and no substantial and adverse effect has resulted. If such notice is required, you shall have 30 days from the date such written notice is given to cure such events or conditions and, if cured, such events or conditions shall not constitute Cause hereunder. The Board shall make the final determination regarding the existence of Cause and whether you have effectively cured the events or conditions constituting Cause, subject to your right to dispute such determinations in accordance with Section 7.5 hereof. The Company shall be entitled to suspend your duties pending determination of the existence of Cause, provided that any period of suspension shall not count toward the 30-day cure period set forth above, and provided further, that the compensation and other benefits provided herein shall continue to be paid and afforded to you during such period.

                  5.8 POST-TERMINATION COOPERATION. During the period of your employment (including periods of employment following the Employment Term) and thereafter, you shall cooperate with the Company or any of its affiliates in any internal investigation or administrative, regulatory or judicial proceeding as reasonably requested by the Company (including, without limitation, your being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company's request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into your possession, all at times and on schedules that are reasonably consistent with your other permitted activities and commitments). In the event the Company requires your cooperation in accordance with this Paragraph 5.8 after the period of your employment with the Company, the Company shall, at your election, pay you at a daily rate equal to
0.4 percent of your Base Salary, and shall reimburse you for reasonable travel and other out-of-pocket expenses (including lodging and meals), upon submission of receipts, provided, however, that a reasonable number of days of said post-termination consultation shall be unpaid to facilitate any necessary transitions, but shall include reimbursement of all reasonable expenses as noted herein.

         6. PARACHUTE PAYMENTS.

                  If any payment or benefit you would receive from the Company or otherwise ("PAYMENT") would (i) constitute a "parachute payment" within the meaning of Paragraph 280G of the Internal Revenue Code (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Paragraph 4999 of the Code (the "EXCISE TAX"), then such Payment shall be equal to the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax. An accounting firm engaged by the Company for general audit purposes and reasonably acceptable to you shall perform the foregoing calculation. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

                  The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company at least thirty (30) calendar days prior to the date on which your right to a Payment is triggered or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with a letter with its conclusions as to why no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

         7. GENERAL PROVISIONS.

                  7.1 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect the validity of any other provision or the validity of such provision in any other jurisdiction, and such invalid, illegal or unenforceable provision will be reformed, construed and enforced in such jurisdiction so as to render it valid, legal, and enforceable consistent with the intent of the parties insofar as possible.

                  7.2 ENTIRE AGREEMENT. This Agreement, its exhibits, together with any agreement entered into between you and the Company in connection with the grant of the Option constitutes the entire and exclusive agreement between you and the Company, and it supersedes any prior agreement, promise, representation, or statement, written or otherwise, between you and the Company with regard to this subject matter. It is entered into without reliance on any promise, representation, statement or agreement other than those expressly contained or incorporated herein, and it cannot be modified or amended except in a writing signed by you and a duly authorized officer of the Company.

                  7.3 SUCCESSORS AND ASSIGNS. This Agreement is intended to bind and inure to the benefit of and be enforceable by you, the Company and your and its respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company.

                  7.4 GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California as applied to contracts made and to be performed entirely within California, without regard to its conflicts of law principles.

                  7.5 DISPUTE RESOLUTION. Except as the parties may otherwise agree in writing, all claims, demands, causes of action or controversies - past, present or future - that you may have against the Company, its officers, directors, employees, independent contractors or agents - past, present or future - or that the Company may have against you, shall be resolved by final and binding arbitration pursuant to the provisions of EXHIBIT A hereto. PLEASE READ CAREFULLY. BY SIGNING THIS AGREEMENT, YOU ARE GIVING UP YOUR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE YOUR CASE HEARD BY A JUDGE AND/OR JURY.

                  7.6 NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered mail or certified mail, return receipt requested and postage prepaid. Mailed notices shall be addressed to you at the home address you most recently communicated in writing to the Company. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  7.7 MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed both by you and by an authorized officer of the Company (other than you).

                  7.8 IRC SECTION 409A. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the regulations and guidance promulgated thereunder, (i) the provisions of this Agreement shall be interpreted in a manner to comply in good faith with Section 409A of the Code, and (ii) the parties hereto agree to amend this Agreement, if necessary, for the purposes of complying with Section 409A of the Code promptly upon issuance of any regulations or guidance thereunder.

                                  [END OF TEXT]

To indicate your acceptance of the Company's offer of continued employment, please sign and date this Agreement in the space provided below and return it to me.

                                           Sincerely,

                                           MICROISLET, INC.


                                           By:  /s/ Michael J. Andrews
                                              ---------------------------------
                                                    Michael J. Andrews

                                           Title:   CEO

                                           Date:    October 3, 2007


ACKNOWLEDGED AND AGREED:


/s/ Jonathan R. T. Lakey
-----------------------------------
Jonathan R. T. Lakey, Ph.D., M.S.M.



Date:  October 3, 2007


EXHIBIT A - Arbitration

                                    EXHIBIT A

                                   ARBITRATION

The provisions of this Exhibit A are incorporated into and made a part of the Employment Agreement dated September 04, 2007 by and between MicroIslet, Inc. and Jonathan R. T. Lakey, Ph.D., M.S.M. (the "Agreement") Capitalized terms used and not defined herein have the same meaning as set forth in the Agreement.

                           (a) WAIVER OF RIGHT TO TRIAL. The Company and you
(the "PARTIES") understand that they are waiving any right they may have to file a lawsuit or other civil action or proceeding against each other, and are voluntarily waiving any right they may have to resolve disputes between the parties through trial by judge or jury. Any and all claims or disputes arising out of or relating to the employment relationship and/or the termination of the employment relationship between the parties that are not resolved by their mutual agreement shall be resolved exclusively by confidential, final and binding arbitration. The parties have the right to be represented by counsel in any arbitration proceeding commenced pursuant to the Agreement.

                           (b) CLAIMS SUBJECT TO ARBITRATION. Except as the
parties may otherwise agree in writing, all claims, demands, causes of action or controversies - past, present or future - that you may have against the Company, its officers, directors, employees, independent contractors or agents - past, present or future - or that the Company may have against you (collectively the "CLAIMS") shall be resolved by final and binding arbitration. The Claims include but are not limited to any claims or disputes in connection with: (1) the recruiting and hiring process; (2) the employment relationship between the parties; (3) the termination of the employment relationship; (4) any contracts between the parties; or (5) any and all Claims arising under any federal, state or local law or regulation, including, but not limited to, those relating to employment, compensation, wages, stock options, benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in a dispute resolution procedure different from this one), discrimination, harassment, wrongful termination, wrongful demotion, breach of contract, breach of the implied covenant of good faith and fair dealing, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, violation of public policy, retaliation, fraud, promissory estoppels, defamation, unfair business practices, invasion of privacy, negligence, assault or battery. (The Claims for discrimination and harassment include but are not limited to those based on race, color, sex, sexual orientation, religion, national origin, ancestry, citizenship, age, marital status, registered domestic partner status, physical disability, pregnancy, mental disability, medical condition, veteran status, and any claims arising under the California Fair Employment and Housing Act, the California Family Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Equal Pay Act, the Civil Rights Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, Title VII of the Civil Rights Act of 1964 as amended, the California Labor Code, and any other local, state, federal or common law concerning employment or employment discrimination or harassment.)

                  This Exhibit A does not affect your right to seek administrative relief from the United States Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing. Further, this Exhibit A does not cover claims you may have for workers' compensation, state disability benefits, unemployment compensation benefits or disputes covered by a collective bargaining agreement. Nothing in this Exhibit A shall prohibit or limit the parties from seeking provisional relief pursuant to California Code of Civil Procedure ss. 1281.8 or any similar statute of an applicable jurisdiction.

                           (c) THE ARBITRATION PROCESS. Either you or the
Company may commence the arbitration process by filing a written demand for arbitration with the American Arbitration Association ("AAA"), and sending a copy by personal delivery or certified mail to the other party. If the Company initiates arbitration, it will send the notice to your last known home address as reflected in the Company's personnel records. If you initiate arbitration, you will send notice to the Company's Human Resources department. Demands for arbitration must be made within the applicable statute of limitations.

                  Any arbitration between the parties shall be conducted pursuant to the AAA procedures for the arbitration of employment disputes that are in effect at the time of the commencement of arbitration, except as otherwise agreed in writing by the parties. The arbitration shall be conducted in the County of San Diego, California, unless the parties mutually agree to conduct the arbitration elsewhere. The arbitration shall be conducted by a neutral Arbitrator (the "ARBITRATOR") selected by mutual agreement of the parties, or if no mutual agreement can be reached, selected from a list of arbitrators provided by AAA, as specified in the AAA's procedures. The parties will cooperate in scheduling the arbitration proceedings. Absent a subsequent contrary written agreement between the parties, the arbitration hearing shall be scheduled for a date that is within 180 days after the commencement of the arbitration. As for discovery, the parties will comply with California Code of Civil Procedure ss. 1283.05 or any other discovery required by California law. Should a non-party witness refuse to comply with a subpoena issued by the Arbitrator and the Arbitrator is unable to enforce compliance with the subpoena, the parties agree to submit the subpoena to a court of competent jurisdiction for enforcement of the subpoena.

                  The Arbitrator shall apply the applicable substantive law, and the applicable law of remedies, for the State of California, or federal law, or both. The Arbitrator is without jurisdiction to apply any different substantive law or law of remedies. The Arbitrator is authorized to award any remedies allowed by applicable law. The Arbitrator cannot modify any of the provisions of the Agreement. The Arbitrator shall issue a written and signed statement of the basis of its decision, including findings of fact and conclusions of law. The statement and award, if any, shall be based on the terms of the Agreement, the findings of fact and the statutory and decisional case law applicable to this dispute. Proceedings to confirm, correct or vacate an award or decision rendered by the Arbitrator will be controlled by and conducted in conformity with applicable state law, including California Code of Civil Procedure ss. 1285.8, et seq. The arbitration shall be final and binding upon the parties, except as provided in this Exhibit A. Neither the parties nor the Arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of both parties.

                           (d) ARBITRATION FEES, COSTS AND AWARDS. If you
initiate arbitration against the Company, you must pay a filing fee to AAA equal to the current filing fee in the appropriate court had your claim been brought there, and the Company shall bear the remaining costs of the arbitration forum, including Arbitrator fees. If the Company initiates arbitration against you, the Company shall bear the entire cost of the arbitration forum, including Arbitrator fees. (Such costs do not include costs of attorneys, discovery, expert witnesses, or other costs which you would have been required to bear had the matter been filed in a court.) The Arbitrator may award attorneys' fees and costs to the prevailing party as authorized by law. If there is any dispute as to whether the Company or you is the prevailing party, the Arbitrator will decide that issue. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the Arbitrator determines that such fee would cause undue hardship on the party. At the conclusion of the arbitration, each party agrees to promptly pay any arbitration award imposed against that party.

                           (e) FAILURE TO USE ARBITRATION PROCESS. Should either
party pursue any dispute subject to this Exhibit A by any method other than set forth herein, the responding party shall be entitled to recover from the initiating party all damages, costs, expenses and attorneys' fees incurred as a result of appearing in, dismissing, staying or litigating such action.

                           (f) COMPLETE AGREEMENT. This Exhibit A is the
complete agreement of the parties on the subject of arbitration of claims or disputes. This Exhibit A supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Exhibit A, except as specifically set forth in this Exhibit A.

PLEASE READ CAREFULLY. BY SIGNING THE AGREEMENT, YOU ARE GIVING UP YOUR RIGHT TO FILE A LAWSUIT IN A COURT OF LAW AND TO HAVE YOUR CASE HEARD BY A JUDGE AND/OR JURY.